UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐   Preliminary Proxy Statement
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☐   Definitive Proxy Statement
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☐   Soliciting Material Under Rule 14a-12

USA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4) Date Filed: December 3, 2009

USA Technologies, Inc. (the “Company”) issued the following press release on December 3, 2009.

News Release
For Immediate Release

USA Technologies Contact: George Jensen, Chairman & CEO Stephen P. Herbert, President & COO e-mail: sherbert@usatech.com Phone: (800) 633-0340	Investor Relations Contact: Marlon Nurse, Vice President Porter, LeVay & Rose Phone: (212) 564-4700

USA Technologies Ranked # 6 in US, # 34 Worldwide for
POS Terminal Shipments for 2008

Malvern, PA, December 3, 2009 -- USA Technologies, Inc. (NASDAQ: USAT) announced today that The Nilson Report, Carpinteria, CA, a leading source of news and research on consumer payment systems worldwide, has again ranked USA Technologies among the leading shippers of point-of-sale (POS) terminals in the United States.

In a front page article, the September 2009 Nilson Report states that USA Technologies ranked 6th in POS shipments in the United States in 2008—matching its 6th place ranking a year earlier—and 34th in the world.

“Despite the global recession, we continued to ship ePort to new and existing customers in the United States and Canada,” said George Jensen, Chairman and CEO, USA Technologies. “Our cashless technology, especially designed for vending, unattended POS, and kiosks, continues to be recognized alongside global giants in the industry,” he said.

USA Technologies was ranked 6th in the United States after worldwide giants VeriFone, Ingenico, Hypercom, First Data/Link Point, and Way Systems. No direct competitors of the USA Technologies in the beverage vending industry are listed in the report.

“The economy in the United States has never been more challenging, yet demand for our innovative cashless solutions continues as our technology and services respond to what the market wants—greater ease of use to increase consumer convenience, lowering operational cost through improved efficiencies, while opening up new market opportunities to fuel business growth,” said Mr. Jensen.  “Over the past 12 months we have seen our customer base grow to approximately 700 customers in the United States and abroad, with approximately 60,000 USALive network cashless connections,” he said.

The ePort solution offers cashless payment options, from traditional magnetic stripe, to wireless contactless tap-and-go credit/debit cards, pre-paid solutions, and NFC payment using a cellular phone.

The Company recently announced an increase in the number of devices connected to the USALive® Network to approximately 60,000. The Company also announced that it projected 114,000 devices would be connected to its network by the end of December 2010.

The Company also announced that it expects to achieve positive net income in the quarter ended December 31, 2010.

About USA Technologies:

USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. The Company has agreements with AT&T, Visa, MasterCard, First Data, Compass and others.

Forward-looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the financial position, business strategy and the plans and objectives of the Company's management for future operations, are forward-looking statements.  When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including but not limited to, the ability of the Company to retain key customers from whom a significant portion of its revenues is derived; the ability of the Company to compete with its competitors to obtain market share; the ability of the Company to obtain widespread commercial acceptance of it products; and the outcome of  the pending proxy contest. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, the Company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Important Additional Information

USA Technologies, Inc. (“USAT” or the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on October 27, 2009 in connection with the Annual Meeting of Shareholders to be held on December 15, 2009, and mailed the definitive proxy statement and a WHITE proxy card to shareholders, as well as additional soliciting materials and a proxy statement supplement dated December 2, 2009. USAT and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with such meeting. The Company’s shareholders are strongly advised to read USAT’s proxy statement and supplement as these documents contain important information.  Shareholders may obtain an additional copy of USAT’s definitive proxy statement and supplement as well as any other documents filed by the Company with the SEC for free at the SEC’s website at http://www.sec.gov. Copies of the definitive proxy statement and supplement are available for free at http://www.amstock.com/Proxy Services/ViewMaterial.asp?Co Number=14591. In addition, copies of the Company’s proxy materials may be requested at no charge by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or via email at USAT@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of USAT’s shareholders is available in USAT’s definitive proxy statement filed with SEC on October 27, 2009 and in USAT’s supplement to proxy statement filed with the SEC on December 2, 2009.

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